Term sheet
To prospectus dated November 7, 2014,
prospectus supplement dated November 7, 2014,
product supplement no. 2a-I dated November 7, 2014 and

underlying supplement no. 1a-I dated November 7, 2014

Term Sheet to Product Supplement No. 2a-I Registration Statement No. 333-199966 Dated November 17, 2014; Rule 433

Structured Investments	$ Return Notes Linked to the Bloomberg Commodity Index 3 Month Forward Total ReturnSM due November 23, 2016

General

•	The notes are designed for investors who seek unleveraged exposure to the Bloomberg Commodity Index 3 Month Forward Total ReturnSM minus the Investor Fee, which accrues at a rate of 0.75% per annum and which is deducted on each Observation Date. Investors should be willing to forgo interest payments and, if the closing level of the Bloomberg Commodity Index 3 Month Forward Total ReturnSM decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee, be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Minimum denominations of $5,000 and integral multiples of $1,000 in excess thereof

Key Terms

Index:	The Bloomberg Commodity Index 3 Month Forward Total ReturnSM (Bloomberg ticker: BCOMF3T)
Payment at Maturity:

You will receive at maturity a cash payment equal to the Indicative Note Price as of the Final Observation Date.

You will lose some or all of your principal amount at maturity if, from the Inception Date to the Final Observation Date, the level of the Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted on each Observation Date and which will reduce your final payment.

Indicative Note Price:

On the Inception Date, the Indicative Note Price of each $1,000 principal amount note will be $1,000.

On each subsequent Observation Date, the Indicative Note Price of each $1,000 principal amount note will be equal to:

(a) (i) the Indicative Note Price as of the immediately preceding Observation Date multiplied by (ii) the Index Factor as of that Observation Date minus

(b) the Investor Fee as of that Observation Date.

If the amount calculated above is less than zero, the Indicative Note Price on that Observation Date will be $0.

Investor Fee:

On any Observation Date, the product of:

(a) the Indicative Note Price as of the immediately preceding Observation Date;

(b) the Investor Fee Percentage; and

(c) (i) the number of calendar days from and including the immediately preceding Observation Date to and excluding that Observation Date divided by (ii) 360

Investor Fee Percentage:	0.75%
Index Factor:	On any Observation Date, (a) the closing level of the Index on that Observation Date divided by (b) the closing level of the Index on the immediately preceding Observation Date
Closing Level of the Index on the Inception Date:
Inception Date†:	On or about November 18, 2014
Original Issue Date (Settlement Date):	On or about November 21, 2014
Observation Dates†:	Each business day from and including the Inception Date to and including November 18, 2016 (the “Final Observation Date”)
Maturity Date†:	November 23, 2016
CUSIP:	48127DPF9
†	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Index” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 2a-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement no. 2a-I and in “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this term sheet

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 2a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement 1a-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$ —	$1,000
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will not receive selling commissions on the notes, but will receive the aggregate profits generated from the deduction of the Investor Fee to cover ongoing payments related to the distribution of the notes and as a structuring fee for developing the notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-79 of the accompanying product supplement no. 2a-I.
The total aggregate principal amount of the notes offered by this term sheet may not be purchased by investors. Under these circumstances, JPMS will retain the unsold portion of the offering and has agreed to hold those notes for investment for a period of at least 30 days. The unsold portion will not exceed 15% of the aggregate principal amount of the notes. Any unsold portion may affect the supply of notes available for secondary trading and, therefore, could adversely affect the price of the notes in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

The estimated value of the notes on the Inception Date as determined by JPMS will be $1,000 per $1,000 principal amount note, but the notes are subject to an Investor Fee. See “Key Terms — Investor Fee” above.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

November 17, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 2a-I, underlying supplement no. 1a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 2a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 2a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 2a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008404/e61363_424b2.pdf
•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of the notes offered by this term sheet:

(a)	each Observation Date is a “Determination Date” as described in the accompanying product supplement no. 2a-I; and
(b)	the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement no. 2a-I.

The notes are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

JPMorgan Structured Investments —	TS-1
Return Notes Linked to the Bloomberg Commodity Index 3 Month Forward Total ReturnSM

Selected Purchase Considerations

•	UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to obtain an uncapped return linked to the performance of the Index at maturity, subject to the daily deduction of the Investor Fee. The notes are not subject to a predetermined maximum return and, accordingly, any return at maturity will be determined based on the performance of the Index, subject to the daily deduction of the Investor Fee. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	RETURN LINKED TO THE Bloomberg Commodity Index 3 Month Forward Total ReturnSM — The Index is a version of the Bloomberg Commodity IndexSM that trades longer-dated commodity futures contracts. The Index is composed of exchange-traded futures contracts on physical commodities and is designed to be a diversified benchmark for commodities as an asset class. Its component weightings are determined primarily based on liquidity data, which is the relative amount of trading activity of a particular commodity. The Index follows the methodology of the Bloomberg Commodity IndexSM, except that the futures contracts used for calculating the Index are advanced, as compared to the Bloomberg Commodity IndexSM, such that the delivery months for the reference contracts are three months later than those of the corresponding reference contracts used for the Bloomberg Commodity IndexSM. The Bloomberg Commodity Index 3 Month Forward Total ReturnSM is a total return index. A “total return” index, in addition to reflecting returns that are potentially available through an unleveraged investment in the contracts composing the index (which, in the case of the Index, are the designated crude oil futures contracts), also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts. On November 18, 2014, Bloomberg Finance L.P. (“Bloomberg”) became responsible for the governance, calculation, distribution and licensing of the Bloomberg Commodity Indices and changed the name of the Index from the Dow-Jones UBS Commodity Index 3 Month Forward Total ReturnSM to its current name. See “The Bloomberg Commodity Index” in the accompanying underlying supplement no. 1a-I.
•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the notes, if they are recharacterized as debt instruments.  You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments —	TS-2
Return Notes Linked to the Bloomberg Commodity Index 3 Month Forward Total ReturnSM

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index, any of the futures contracts underlying the Index, the commodity to which those commodity futures contracts relate or any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments related to, any of the foregoing. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 2a-I dated November 7, 2014 and the “Risk Factors” section of the accompanying underlying supplement no. 1a-I dated November 7, 2014.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. You will lose some or all of your principal amount at maturity if, from the Inception Date to the Final Observation Date, the level of the Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted on each Observation Date and which will reduce your final payment.
•	EVEN IF THE LEVEL OF THE INDEX INCREASES, YOU MAY RECEIVE LESS THAN YOUR PRINCIPAL AMOUNT DUE TO THE INVESTOR FEE — The amount of the Investor Fee, which is deducted on each Observation Date, will reduce the payment, if any, you will receive at maturity. If the level of the Index decreases or even if the level of the Index increases, but the Index does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted daily, you will receive less than your principal amount at maturity.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes on the Inception Date, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 2a-I for additional information about these risks.
•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the closing level of the Index, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the Index;
•	the time to maturity of the notes;
•	supply and demand trends at any time for the commodity upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on that commodity;
•	the market price of the commodity upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on that commodity;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory, geographical, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

JPMorgan Structured Investments —	TS-3
Return Notes Linked to the Bloomberg Commodity Index 3 Month Forward Total ReturnSM

•	PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO HIGH AND UNPREDICTABLE VOLATILITY IN THE INDEX — Market prices of the commodity futures contracts included in the Index tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodities underlying the commodity futures contracts included in the Index. See “The Market Prices of the Commodities Underlying the Futures Contracts Included in the Index Will Affect the Value of the Notes” below. The prices of commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.
•	WE MAY ACCELERATE YOUR NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event —Acceleration of the Notes” in the accompanying product supplement no. 2a-I for more information.
•	COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts that underlie the Index are subject to legal and regulatory regimes that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the level of the Index. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), may have a substantial adverse effect on the value of your notes. Additionally, under authority provided by the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission on November 5, 2013 proposed rules to establish position limits that will apply to 28 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits will apply to a person’s combined position in futures, options, and swaps on the same underlying commodity. The rules also would set new aggregation standards for purposes of these position limits and would specify the requirements for designated contract markets and swap execution facilitates to impose position limits on contracts traded on those markets. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the notes. Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the notes resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. See “We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.
•	THE MARKET PRICES OF THE COMMODITIES UNDERLYING THE FUTURES CONTRACTS INCLUDED IN THE INDEX WILL AFFECT THE VALUE OF THE NOTES — The prices of the commodities upon which the futures contracts that compose the Index are based are affected by numerous factors, including: changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, general weather conditions, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors, some of which are specific to the market for each such commodity, may cause the value of the different commodities upon which the futures contracts that compose the Index are based, as well as the futures contracts themselves, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes linked to the Index. It is not possible to predict the aggregate effect of all or any combination of these factors.
•	A DECISION BY AN EXCHANGE ON WHICH THE FUTURES CONTRACTS UNDERLYING THE INDEX ARE TRADED TO INCREASE MARGIN REQUIREMENTS MAY AFFECT THE LEVEL OF THE INDEX — If an exchange on which the futures contracts underlying the Index are traded increases the amount of collateral required to be posted to hold positions in those futures contracts (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the Index to decline significantly.
•	THE NOTES DO NOT OFFER DIRECT EXPOSURE TO COMMODITY SPOT PRICES — The notes are linked to the Index, which tracks commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of
JPMorgan Structured Investments —	TS-4
Return Notes Linked to the Bloomberg Commodity Index 3 Month Forward Total ReturnSM

factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that is linked to commodity spot prices.

•	OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITIES OR COMMODITY FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually purchased the futures contracts that compose the Index, the related commodity or other exchange-traded or over-the-counter instruments based on the futures contracts that compose the Index or the related commodity. You will not have any rights that holders of those assets or instruments have.
•	HIGHER FUTURES PRICES OF THE COMMODITY FUTURES CONTRACTS UNDERLYING THE INDEX RELATIVE TO THE CURRENT PRICES OF THOSE CONTRACTS MAY AFFECT THE LEVEL OF THE INDEX AND THE VALUE OF THE NOTES — The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced with a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.” Contango could adversely affect the level of the Index and thus the value of notes linked to the Index. The futures contracts underlying the Index have historically been in contango.
•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY MARKETS AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE LEVEL OF THE INDEX, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your notes.
•	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS and its affiliates publish research from time to time on commodity markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, the Index, the Index Constituents and the futures contracts underlying the Index.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive interest payments.
•	THE CLOSING LEVEL OF THE INDEX ON THE FINAL VALUATION DATE MAY BE LESS THAN THE CLOSING LEVEL OF THE INDEX ON THE MATURITY DATE OR AT OTHER TIMES DURING THE TERM OF THE NOTES — The closing level of the Index on the maturity date or at other times during the term of the notes, including dates near the Final Observation Date, could be higher than the closing level of the Index on the Final Observation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested directly in the Index or in the commodity futures contracts underlying the Index.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
JPMorgan Structured Investments —	TS-5
Return Notes Linked to the Bloomberg Commodity Index 3 Month Forward Total ReturnSM

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimum for JPMS’s estimated value.
JPMorgan Structured Investments —	TS-6
Return Notes Linked to the Bloomberg Commodity Index 3 Month Forward Total ReturnSM

What Is the Payment at Maturity, Assuming a Range of Performances for the Index?

The following examples illustrate how the notes would perform at maturity in hypothetical circumstances. We have included an example in which the closing level of the Index increases at a constant rate of 2% every three months through maturity (Example 1) and an example in which the closing level of the Index decreases at a constant rate of 2% every three months through maturity (Example 2). In addition, Example 3 shows the closing level of the Index increasing at a rate of 2% every three months for the first year and then decreasing at a rate of 2% every three months for the next year, whereas Example 4 shows the reverse scenario of the closing level of the Index decreasing at a rate of 2% every three months for the first year, and then increasing at a rate of 2% every three months for the next year. For ease of analysis and presentation, the following examples assume Observation Dates occur quarterly so that the Index Factor, the Investor Fee and the Indicative Note Price are recalculated only four times each year.

These examples highlight the impact of the Investor Fee on the payment at maturity under different circumstances. Because the Investor Fee takes into account the closing level of the Index performance, the absolute level of the Investor Fee is dependent on the path taken by the closing level of the Index to arrive at its ending level. As a result, the actual Investor Fee, which is deducted on each Observation Date, may be greater than or less than the hypothetical Investor Fee (which is calculated annually) shown in these examples. The figures in these examples have been rounded for convenience. The hypothetical Indicative Note Price of each note for the end of the 8th quarterly period (i.e., the end of year 2) is as of the hypothetical Final Observation Date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Example 1

Assumptions:

Investor Fee Percentage	0.75% per annum
Closing Level of the Index on the Inception Date	520.00

Period End	Hypothetical Closing Level of the Index	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Price*
A	B	C	D	E

t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (91.25/360)	(Et-1 × Ct) – Dt
0	520.00	—	—	$1,000.00
1	530.40	1.02	$1.90	$1,018.10
2	541.01	1.02	$1.94	$1,036.53
3	551.83	1.02	$1.97	$1,055.29
4	562.86	1.02	$2.01	$1,074.39
5	574.12	1.02	$2.04	$1,093.83
6	585.60	1.02	$2.08	$1,113.63
7	597.32	1.02	$2.12	$1,133.78
8	609.26	1.02	$2.16	$1,154.30

* Assuming that the Investor Fee accrues annually and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity, and the Index Factor, the Investor Fee and the Indicative Note Price are calculated with respect to each business day after the Inception Date up to and including the Final Observation Date.

† Assuming that the total number of calendar days in each quarterly period is 91.25.

We cannot predict the actual Indicative Note Price on any Observation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Price and the market value of your notes at any time prior to the maturity date. The actual amount that a holder of the notes will receive at maturity and the rate of return on the notes will depend on the actual Indicative Note Price on the Final Observation Date and the Investor Fee. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the tables above.

JPMorgan Structured Investments —	TS-7
Return Notes Linked to the Bloomberg Commodity Index 3 Month Forward Total ReturnSM

Example 2

Assumptions:

Investor Fee Percentage	0.75% per annum
Closing Level of the Index on the Inception Date	520.00

Period End	Hypothetical Closing Level of the Index	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Price*
A	B	C	D	E

t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (91.25/360)	(Et-1 × Ct) – Dt
0	520.00	—	—	$1,000.00
1	509.60	0.98	$1.90	$978.10
2	499.41	0.98	$1.86	$956.68
3	489.42	0.98	$1.82	$935.73
4	479.63	0.98	$1.78	$915.23
5	470.04	0.98	$1.74	$895.19
6	460.64	0.98	$1.70	$875.58
7	451.43	0.98	$1.66	$856.41
8	442.40	0.98	$1.63	$837.65

* Assuming that the Investor Fee accrues annually and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity, and the Index Factor, the Investor Fee and the Indicative Note Price are calculated with respect to each business day after the Inception Date up to and including the Final Observation Date.

† Assuming that the total number of calendar days in each quarterly period is 91.25.

Example 3

Assumptions:

Investor Fee Percentage	0.75% per annum
Closing Level of the Index on the Inception Date	520.00

Period End	Hypothetical Closing Level of the Index	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Price*
A	B	C	D	E

t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (91.25/360)	(Et-1 × Ct) – Dt
0	520.00	—	—	$1,000.00
1	530.40	1.02	$1.90	$1,018.10
2	541.01	1.02	$1.94	$1,036.53
3	551.83	1.02	$1.97	$1,055.29
4	562.86	1.02	$2.01	$1,074.39
5	551.61	0.98	$2.04	$1,050.85
6	540.58	0.98	$2.00	$1,027.84
7	529.76	0.98	$1.95	$1,005.33
8	519.17	0.98	$1.91	$983.31

* Assuming that the Investor Fee accrues annually and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity, and the Index Factor, the Investor Fee and the Indicative Note Price are calculated with respect to each business day after the Inception Date up to and including the Final Observation Date.

† Assuming that the total number of calendar days in each quarterly period is 91.25.

We cannot predict the actual Indicative Note Price on any Observation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Price and the market value of your notes at any time prior to the maturity date. The actual amount that a holder of the notes will receive at maturity and the rate of return on the notes will depend on the actual Indicative Note Price on the Final Observation Date and the Investor Fee. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the tables above.

JPMorgan Structured Investments —	TS-8
Return Notes Linked to the Bloomberg Commodity Index 3 Month Forward Total ReturnSM

Example 4

Assumptions:

Investor Fee Percentage	0.75% per annum
Closing Level of the Index on the Inception Date	520.00

Period End	Hypothetical Closing Level of the Index	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Price*
A	B	C	D	E

t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (91.25/360)	(Et-1 × Ct) – Dt
0	520.00	—	—	$1,000.00
1	509.60	0.98	$1.90	$978.10
2	499.41	0.98	$1.86	$956.68
3	489.42	0.98	$1.82	$935.73
4	479.63	0.98	$1.78	$915.23
5	489.22	1.02	$1.74	$931.80
6	499.01	1.02	$1.77	$948.66
7	508.99	1.02	$1.80	$965.83
8	519.17	1.02	$1.84	$983.31

* Assuming that the Investor Fee accrues annually and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity, and the Index Factor, the Investor Fee and the Indicative Note Price are calculated with respect to each business day after the Inception Date up to and including the Final Observation Date.

† Assuming that the total number of calendar days in each quarterly period is 91.25.

We cannot predict the actual Indicative Note Price on any Observation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Price and the market value of your notes at any time prior to the maturity date. The actual amount that a holder of the notes will receive at maturity and the rate of return on the notes will depend on the actual Indicative Note Price on the Final Observation Date and the Investor Fee. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the closing level of the Index on any trading day or what the value of your notes may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the notes. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the notes.

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-9
Return Notes Linked to the Bloomberg Commodity Index 3 Month Forward Total ReturnSM

Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 2, 2009 through November 14, 2014. The closing level of the Index on November 14, 2014 was 517.7104. We obtained the closing levels of the Index below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Observation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your principal amount.

Historical Performance of the Bloomberg Commodity Index 3 Month Forward Total Return®
Index Level
800
700
600
500
400
300
200
100
0
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Source: Bloomberg

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Payment at Maturity, Assuming a Range of Performances for the Index” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Bloomberg Commodity Index 3 Month Forward Total ReturnSM” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes reflects JPMS’s estimated value of the notes.

Reopening Issuances

We may, at our sole discretion, “reopen” the notes based on market conditions at that time. These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. The price of any additional offering will be determined at the time of pricing of that offering. We have no obligation to take your interests into account when deciding to issue additional notes. We have no obligation to take your interests into account when deciding whether to issue additional notes. In addition, we are under no obligation to reopen any series of notes or to issue any additional notes.

JPMorgan Structured Investments —	TS-10
Return Notes Linked to the Bloomberg Commodity Index 3 Month Forward Total ReturnSM